SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.      )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HEALTHCARE REALTY TRUST INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
POST-EMPLOYMENT COMPENSATION
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
GENERAL INFORMATION

3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

April 2, 2008
TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2008 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on May 13, 2008, at 10:00 a.m. (local time) at the Company’s executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee.

Please read the enclosed 2007 Annual Report to Shareholders and Proxy Statement for the 2008 annual meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy, which is being solicited by the Board of Directors, as soon as possible so that your vote will be recorded. If you attend the meeting, you may withdraw your proxy and vote your shares personally.

Sincerely,

David R. Emery
Chairman and Chief Executive Officer

IMPORTANT

COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY
AND RETURN IT PROMPTLY.

3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 13, 2008

TO OUR SHAREHOLDERS:

The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 13, 2008, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee, for the following purposes:

(1)	To elect three nominees as Class 3 directors for three-year terms;

(2)	To ratify the appointment of the accounting firm BDO Seidman, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2008 fiscal year; and

(3)	To transact any other business that properly comes before the meeting or any adjournment thereof.

Holders of the Company’s Common Stock of record at the close of business on March 13, 2008 are entitled to vote at the meeting or at any adjournment of the meeting.

By order of the Board of Directors

David R. Emery
Chairman and Chief Executive Officer

Dated: April 2, 2008

IMPORTANT

TO ASSURE THE PRESENCE OF A QUORUM, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR BY PROXY, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

PROXY STATEMENT

This Proxy Statement contains information related to the annual meeting of shareholders to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 13, 2008, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders on or about April 2, 2008.

If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR ratification of the appointment of the firm BDO Seidman, LLP as the independent registered public accounting firm for the Company and its subsidiaries and (c) FOR the recommendation of the Board of Directors on any other proposal that may properly come before the meeting. The Company’s Board of Directors selected the persons named as proxies in the enclosed proxy.

Shareholders who sign proxies have the right to revoke them at any time before they are voted by written request to the Company, and the giving of the proxy will not affect the right of a shareholder to attend the meeting and vote in person. If you wish to attend the meeting and need directions to 3310 West End Avenue, Suite 700, Nashville, Tennessee, please contact the Company at (615) 269-8175.

The close of business on March 13, 2008 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. As of the close of business on such date, the Company had 150,000,000 authorized shares of common stock, $.01 par value (the “Common Stock”), of which 50,732,642 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock.

Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes having three-year terms that expire in successive years. The current three-year term of the Class 3 directors expires at the 2008 annual meeting. The Board of Directors proposes that the nominees described below, all of whom have been nominated by the Board of Directors upon the recommendation of the Company’s Corporate Governance Committee and are currently serving as Class 3 directors, be re-elected to Class 3 to serve until the annual meeting of shareholders in 2011 or until their successors have been elected and take office. Each nominee has consented to be a candidate and to serve, if elected.

According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company’s Articles of Incorporation do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Common Stock for each nominee.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Corporate Governance Committee of the Board.

Class 3 Nominees

The nominees for election as Class 3 directors are:

			Director
Name	Age	Principal Occupation	Since

David R. Emery	63	Chairman of the Board of Directors and Chief Executive Officer of Healthcare Realty Trust Incorporated	1993
Batey M. Gresham, Jr.	73	Founder, Gresham, Smith & Partners (architects), Nashville, Tennessee; currently serves as a salaried employee of Gresham Smith in a marketing capacity, after retiring as a partner	1993
Dan S. Wilford	67	Retired since November 2002; previously President and Chief Executive Officer, Memorial Hermann Healthcare System (hospital system), Houston, Texas; also a director of LHC Group, Inc. (home healthcare provider), Lafayette, Louisiana	2002

Continuing Directors

The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated and until their successors are elected and take office. Shareholders are not voting on the election of the Class 1 and Class 2 directors.

			Director
Name	Age	Principal Occupation	Since

Class 1 — 2009
Charles Raymond Fernandez, M.D.	64	Chief Executive Officer, Piedmont Clinic, Atlanta, Georgia	1993
Errol L. Biggs, Ph.D.	67	Director, Graduate Programs in Health Administration, University of Colorado; President, Biggs & Associates (healthcare consulting company), Castle Rock, Colorado	1993
Bruce D. Sullivan	67	Retired since October 2001; previously was managing partner of Nashville office of Ernst & Young LLP; also serves as a director of several small non-public companies and not-for-profit organizations	2004

			Director
Name	Age	Principal Occupation	Since

Class 2 — 2010
Marliese E. Mooney	78	Independent healthcare consultant, Fort Myers, Florida	1993
Edwin B. Morris III	68	Managing Director, Morris & Morse Company, Inc. (real estate financial consulting firm), Boston, Massachusetts	1993
John Knox Singleton	59	President and Chief Executive Officer, Inova Health Systems, Falls Church, Virginia; also a director of Washington Mutual Investors Fund (mutual fund), Washington, D.C., JP Morgan Value Opportunities Fund (mutual fund), Washington, D.C. and Virginia Tax Exempt Fund (mutual fund), Washington, D.C.	1993

Except as indicated, each of the nominees and continuing directors has had the principal occupation indicated for more than five years.

The Board of Directors recommends that the shareholders vote FOR the election of all of the proposed nominees to the Board of Directors.

CORPORATE GOVERNANCE

Committee Membership

The Board of Directors has an Executive Committee, Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board of Directors has adopted written charters for each committee, except for the Executive Committee. The committee charters are posted on the Company’s website (www.healthcarerealty.com) and are available in print to any shareholder who requests a copy.

All committee members are non-employee, independent directors, except David R. Emery, the Chairman of the Board and Chief Executive Officer of the Company. The following table sets forth the current members of the committees:

Corporate
Name	Executive	Governance	Audit	Compensation

Errol L. Biggs, Ph.D.		X	X
David R. Emery	(X)
Charles Raymond Fernandez, M.D.				X
Batey M. Gresham, Jr.			X
Marliese E. Mooney		X
Edwin B. Morris III				(X)
John Knox Singleton	X			X
Bruce D. Sullivan			(X)
Dan S. Wilford	X	(X)

( )	Chairman, and in the case of the Audit Committee, the audit committee financial expert

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Code of Ethics is posted on the Company’s website (www.healthcarerealty.com) and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to: Investor Relations, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. The Company intends to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions by posting such information on its website.

Committee Duties

Executive Committee	No meetings in 2007

•	Acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company, except those matters that cannot by law be delegated by the Board.

Corporate Governance Committee	4 meetings in 2007

•	Reviews and implements the Corporate Governance Committee charter and reports to the Board.

•	Develops and implements policies and practices relating to corporate governance.

•	Monitors implementation of the Company’s Corporate Governance Principles.

•	Develops criteria for selection of members of the Board.

•	Seeks individuals qualified to become Board members for recommendation to the Board.

•	Evaluates the performance of individual directors.

Audit Committee	10 meetings in 2007

•	Reviews and implements the Audit Committee charter and reports to the Board.

•	Selects the Company’s independent registered public accounting firm (whose duty it is to audit the financial statements and internal control over financial reporting of the Company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to approve all audit and audit-related fees and terms, as well as all significant permitted non-audit services by the Company’s independent registered public accounting firm.

•	Meets with the independent registered public accounting firm and management of the Company to review and discuss the scope of the audit and all significant matters related to the audit.

•	Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, the internal audit function, and the independent registered public accounting firm.

•	Reviews the financial statements and discusses them with management and the independent registered public accounting firm.

•	Reviews and discusses policies with respect to the Company’s major financial risk exposure.

•	Reviews and discusses with management the information contained in the Company’s earnings press releases, and financial information provided to analysts and rating agencies.

Compensation Committee	6 meetings in 2007

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Annually discusses and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and key employees.

•	Establishes a general compensation policy for the Company and approves salaries paid to the Chief Executive Officer and other executive officers named in the Summary Compensation Table that appears under the section entitled “EXECUTIVE COMPENSATION” in this Proxy Statement.

•	Administers the Company’s incentive plans, bonus plans, retirement plans and employee stock purchase plans.

•	Determines, subject to the provisions of the Company’s compensation plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

•	Gives consideration to the development and succession of executive officers and considers potential successors to the Chief Executive Officer.

Meeting Attendance

The Board of Directors held a total of six meetings in 2007. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company has not adopted a formal policy regarding director attendance at annual meetings of shareholders, but encourages each member of the Board of Directors to attend. Two members of the Board attended the 2007 annual meeting of shareholders.

Non-Management Executive Sessions; Lead Director

Periodically, and no less frequently than semi-annually, the non-management directors meet in executive session. The non-management directors have appointed Edwin B. Morris III as lead director to preside over the non-management executive sessions. During 2007, the non-management directors held four executive sessions. Shareholders and other parties interested in communicating with the non-management directors as a group may do so by contacting Mr. Morris in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

Director Education

The Corporate Governance Committee has adopted a set of guidelines that encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board of Directors. Each director is expected to attend at least one ISS-accredited director education program during his or her three-year term as director. The Company pays for each director’s expenses incurred to attend accredited director education programs. Three directors attended ISS-accredited programs in 2007. All but one director attended an ISS-accredited program in the past three years.

Security Holder Communication with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors or an individual director may do so by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all such correspondence and will regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.

Independence of Directors

The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”), addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text of the Principles can be found in the Corporate Governance section of the Company’s website (www.healthcarerealty.com). A copy may also be obtained upon request from the Company’s Secretary.

Pursuant to the Principles, the Board undertook its annual review of director independence in January 2008. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director is independent.

To aid in making its annual review of director independence, the Board has adopted categorical standards for determining independence. A director is independent unless:

•	The director is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;

•	The director, or his or her immediate family member, has received more than $100,000 per year within any of the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(A) The director, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	The director, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executives served on that company’s compensation committee within the past three years;

•	The director is a current employee, or has an immediate family member that is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such company’s consolidated gross revenues within the past three years; or

•	The director has any other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards adopted pursuant to the Principles with the exception of David R. Emery, who is employed by the Company as its Chief Executive Officer and is therefore not independent.

Director Nominee Evaluation Process

The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website (www.healthcarerealty.com).

Once the Corporate Governance Committee has identified a prospective nominee, the Committee reviews the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	Whether the prospective nominee would meet the Company’s criteria for independence as required by the New York Stock Exchange;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Principles; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines after considering the recommendation and report of the Committee.

Shareholder Recommendation or Nomination of Director Candidates

The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The Corporate Governance Committee has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but its general policy is to welcome and consider any recommendations for future nominees. The Corporate Governance Committee will consider for nomination as director of the Company any director candidate recommended or nominated by shareholders in accordance with the process outlined below.

Shareholders wishing to recommend candidates for consideration by the Corporate Governance Committee may do so by providing the candidate’s name, qualifications and other pertinent information in writing to the Corporate Governance Committee, c/o Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

Such information should include:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•	A representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto.

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements. This is the procedure to be followed for direct nominations, as opposed to recommendation of nominees for consideration by the Corporate Governance Committee. To be timely for the 2009 annual meeting, such notice must be received by the Company at its executive offices no earlier than November 3, 2008 nor later than December 3, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2008, the beneficial ownership of the Company’s equity securities in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means that all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned.

	Common		Percent of
	Shares		Common Shares
	Beneficially		Beneficially
Name of Beneficial Owner	Owned(1)		Owned

David R. Emery	1,007,282	(2)(3)	1.99%
J.D. Carter Steele	19,868	(4)	*
Scott W. Holmes	48,479	(5)	*
John M. Bryant, Jr.	25,701	(6)	*
B. Douglas Whitman, II	13,584	(7)	*
Charles Raymond Fernandez, M.D.	15,025	(8)	*
Errol L. Biggs, Ph.D.	7,871	(9)	*
Marliese E. Mooney	8,489	(10)	*
Edwin B. Morris III	8,148	(11)	*
John Knox Singleton	34,088	(11)(12)	*
Batey M. Gresham, Jr.	9,764	(11)	*
Dan S. Wilford	11,788	(13)	*
Bruce D. Sullivan	5,000	(14)	*

All executive officers and directors as a group (13 persons)	1,215,087		2.40%
The Vanguard Group, Inc.	3,352,396	(15)	6.61%
Morgan Stanley	7,389,824	(16)	14.57%
FMR LLC	3,841,000	(17)	7.57%

*	Less than 1%

(1)	Pursuant to the rules of the Securities and Exchange Commission, restricted shares of Common Stock that the recipient does not have the ability to vote or to receive dividends on are not included.

(2)	Includes 166,652 shares owned by the Emery Family Limited Partnership and 1,448 shares owned by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a limited partner of the partnership and a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by such partnership or trust.

(3)	Includes 838,437 shares of stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan, its 2003 Employees Restricted Stock Incentive Plan and its 2007 Employees Stock Incentive Plan of which 797,365 are shares of restricted stock.

(4)	Includes 1,000 shares owned by Mr. Steele’s wife. Mr. Steele retired as the Company’s Senior Vice President and Chief Operating Officer effective March 1, 2007.

(5)	Includes 46,169 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan, its 2003 Employees Restricted Stock Incentive Plan and its 2007 Employees Stock Incentive Plan.

(6)	Includes 24,847 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan, its 2003 Employees Restricted Stock Incentive Plan and its 2007 Employees Stock Incentive Plan.

(7)	Includes 11,413 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan, its 2003 Employees Restricted Stock Incentive Plan and its 2007 Employees Stock Incentive Plan.

(8)	Includes 7,616 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 5,000 are shares of restricted stock.

(9)	Includes 7,606 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 5,000 are shares of restricted stock.

(10)	Includes 7,489 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 5,000 are shares of restricted stock.

(11)	Includes 7,648 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 5,000 are shares of restricted stock.

(12)	Of these shares, 2,267 are held in trust by Mr. Singleton for the benefit of his minor children, 742 are held jointly with Peggy T. Singleton, Mr. Singleton’s wife, 11,791 are owned by Mr. Singleton’s wife, 800 are held by Mr. Singleton in a living trust, and 1,906 are owned in an IRA.

(13)	Includes 5,450 shares of stock granted under the Company’s 1995 Restricted Stock Plan for Non-Employee Directors, of which 5,000 are shares of restricted stock.

(14)	Includes 5,000 shares of stock granted under the Company’s 1995 Restricted Stock Plan for Non-Employee Directors, all of which are restricted.

(15)	This information is as of December 31, 2007 based on a Schedule 13G filed on February 12, 2008 and an amendment to Schedule 13G filed on February 14, 2008 by The Vanguard Group, Inc., an investment firm, located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc., reported that it possesses the sole power to vote 66,182 shares and to dispose of 3,352,396 shares of the Company’s Common Stock.

(16)	This information is as of December 31, 2007 based on a Schedule 13G filed on February 14, 2008 by Morgan Stanley, an investment firm, located at 1585 Broadway, New York, New York 10036. Morgan Stanley reported that it possesses the sole power to vote 4,154,295 shares, shared power to vote 358 shares and sole power to dispose of 7,389,824 shares of the Company’s Common Stock. The shares of the Company’s Common Stock reported for Morgan Stanley include 5,817,494 shares beneficially owned by Morgan Stanley Investment Management Inc., which reports that it possesses the sole power to vote 3,376,025 shares, shared power to vote 358 shares, and sole power to dispose of 5,817,494 shares of the Company’s Common Stock.

(17)	This information is as of December 31, 2007 based on a Schedule 13G filed on February 14, 2008 by FMR LLC, an investment firm, located at 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC reported that it possesses the sole power to vote 520,300 shares and sole power to dispose of 3,841,000 shares of the Company’s Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2007.

During 2007, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year have been timely filed, except as set forth below.

On May 15, 2007, the Company made the following grants of restricted stock to its executive officers:

David R. Emery	12,711
Scott W. Holmes	6,249
John M. Bryant, Jr.	5,345
B. Douglas Whitman, II	5,027

These grants were due to be reported on Form 4 on May 17, 2007, but were inadvertently filed late on May 21, 2007.

On June 29, 2007, B. Douglas Whitman, II purchased 588 shares of Common Stock through the Company’s Employee Stock Purchase Plan. This acquisition was due to be reported on Form 4 on July 3, 2007, but was inadvertently filed late on July 10, 2007.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO Seidman, LLP, Certified Public Accountants, as the Company’s independent registered public accounting firm for the fiscal year 2008. Representatives of this firm are expected to be present at the meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year 2008. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions as to this proposal will have no effect on the outcome of the vote.

Audit and Non-Audit Fees

The following tables present fees for professional audit services rendered by BDO Seidman, LLP, the Company’s independent accounting firm, for the last two years.

	2007	2006

BDO Seidman, LLP
Audit fees(1)	$747,664	$653,000
Audit-related fees(2)	5,648	7,905
Tax fees	0	0
All other fees	0	0

Total	$753,312	$660,905

(1)	Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting of $677,649 and $653,000, respectively, for 2007 and 2006, fees in connection with the Company’s equity offering in 2007 of $65,000, and fees related to the review and filing of a registration statement on Form S-8 in 2007 of $5,015.

(2)	Fees for services performed related to SEC comment letters received by the Company in 2007 and 2006 pertaining to its periodic filings.

All services provided by the Company’s independent registered public accounting firm were approved by the Audit Committee, which concluded that the provision of such services by BDO Seidman, LLP was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.

For the purpose of insuring the continued independence of BDO Seidman, LLP, the Company determined that its independent registered public accounting firm will not provide consulting services to the Company. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

The Board recommends that the shareholders vote FOR ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange. Audit Committee members may serve on the audit committees of no more than three public companies.

Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Bruce D. Sullivan, the chairman of the Audit Committee, meets the criteria to be an “audit committee financial expert.”

The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2007 independent registered public accounting firm, BDO Seidman, LLP, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.

The role and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. The internal audit function is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

To fulfill its responsibilities, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2007 and the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the Consolidated Financial Statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Also, the Audit Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of the Company’s internal control structure. The Audit Committee discussed with the internal audit function the Company’s internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO Seidman, LLP, as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Bruce D. Sullivan (Chairman)
Errol L. Biggs, Ph.D.
Batey M. Gresham, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, which is composed entirely of non-employee, independent directors, administers the Company’s executive compensation programs. In performing its duties, the Compensation Committee:

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Annually discusses and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and key employees.

•	Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”) and fees paid to directors. The Named Executive Officers are the Company’s only executive officers.

•	Administers the Company’s incentive plans, bonus plans and employee stock purchase plans.

•	Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

•	Gives consideration to the development and succession of the Company’s executive officers and considers potential successors to the Company’s Chief Executive Officer.

Comprehensive Compensation Policy

The Company’s principal measures of corporate success are growth in funds from operations (“FFO”) and funds available for distribution (“FAD”) and reducing the percentage of FFO and FAD used to pay dividends. The Compensation Committee believes that a number of performance criteria factor into these measures, including:

•	occupancy rates of the Company’s real estate properties;

•	net operating income improvement from period to period of the Company’s managed real estate portfolio;

•	asset management; and

•	performance of new investments.

The Company’s long-term incentive compensation program is designed to link compensation to the Company’s overall performance in the above criteria. Since inception, the Company has used restricted stock grants as the primary means of delivering long-term incentive compensation to its officers. Officers share in the Company’s success through increasing stock ownership. The Company does not utilize stock options or similar rights in the compensation of its management group (the only Company stock options outstanding are in connection with employee elections to purchase under the Company’s 2000 Employee Stock Purchase Plan). The program does not consider individual performance in setting compensation, although the Compensation Committee could choose to reward outstanding individual performances. Awards under the Company’s incentive plans have reflected the Company’s evolving status into an operating entity with greater emphasis on managing and replacing a maturing portfolio by providing incentives to all of its officers who will direct their individual and collective efforts toward insuring the continued distribution of dividends to shareholders.

The Compensation Committee believes that the compensation of the Company’s officers, including the Named Executive Officers, should provide a competitive level (but less than top of the market) of total compensation necessary to attract and retain talented and experienced officers, and motivate them to contribute to the Company’s success. To date, the Compensation Committee believes that this approach has been successful in retaining officers.

The Company’s compensation program for its executive officers consists of three key elements:

•	Short-term compensation consisting of annual base salaries competitive with that paid to officers in comparable positions at comparable real estate companies;

•	Long-term equity-based compensation in the form of restricted stock or other such awards based on the Company’s performance and elective deferral of cash compensation; and

•	Certain perquisites designed to improve the performance of the Named Executive Officers.

The Compensation Committee believes that there are no material differences in the compensation policies and decisions relating the compensation of the Named Executive Officers, except for Mr. Emery’s participation in the Company’s Executive Retirement Plan, in which the other Named Executive Officers are not participants. The Executive Retirement Plan is discussed in greater detail on page 26 of this Proxy Statement. The Executive Retirement Plan was established early in the Company’s existence for the benefit of the founding officers. The Compensation Committee believes that this distinction is appropriate given the founder status of Mr. Emery.

Compensation Methodology

Compensation Committee’s Governance.  The Compensation Committee approves salaries and makes other compensation decisions for the Company’s Named Executive Officers and its directors. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.

The Compensation Committee meets four times a year in conjunction with the quarterly meetings of the full Board of Directors and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Compensation Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. During 2007, the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, and outside legal counsel also attended the Compensation Committee meetings. These officers provide information and discuss performance measures with the Compensation Committee relating to officer compensation. After every quarterly meeting, the Compensation Committee holds an executive session consisting only of the committee members and frequently holds executive sessions with the Chief Executive Officer.

In 2006, management began a practice of using comprehensive executive compensation worksheets (commonly referred to as “tally sheets”) that set forth the Company’s total compensation obligations to its Named Executive Officers under various scenarios. The tally sheets for each Named Executive Officer are distributed to the members of the Compensation Committee for discussion and are used in the preparation of the compensation tables in this Proxy Statement. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of the Named Executive Officers, including information about wealth accumulation.

In its most recent review of the tally sheets, the Compensation Committee determined that annual compensation amounts for the Named Executive Officers remained consistent with the Compensation Committee’s expectations, taking into account the scheduled market-based and cost-of-living adjustments to annual base compensation, as further discussed below.

The Compensation Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any Named Executive Officer. The Compensation Committee annually reviews all of the perquisites paid to the Named Executive Officers, as well as their compliance with the Company’s policies regarding perquisites.

Compensation Consultant.  The Compensation Committee retains Ernst & Young LLP, Atlanta, Georgia (“Ernst & Young”) as a compensation consultant, who advises it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The consultant also provides, at the Compensation Committee’s request, a market survey containing data on the levels of compensation at comparable real estate companies. The consultant may also attend Compensation Committee meetings at the Committee’s request. Ernst & Young participated by telephone in one of the Compensation Committee’s six meetings in 2007. In May, 2006, the Compensation Committee engaged Ernst & Young to provide the following consulting services:

•	A review of the competitiveness of the compensation amounts currently offered by the Company to its officers, including an examination of base salary, annual and long-term incentives.

•	A review of the financial efficiency and alignment to business strategy of the Company’s executive compensation programs, including an examination of the Company’s dilution profile (shares reserved for issuance, annual share usage, etc.) versus peers and executive beneficial ownership versus peers.

•	To make observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and the evolving executive compensation landscape.

During 2007, Ernst & Young provided the Compensation Committee with an overview of compensation trends in the industry. Ernst & Young also reviewed draft forms of the Long-Term Incentive Program on behalf of the Compensation Committee prior to the adoption of the program.

When making compensation decisions, the Compensation Committee reviews the compensation of executive officers of other companies considered to be peer companies, a practice often referred to as “benchmarking.” The 2006 Ernst & Young study was the first comprehensive market study of Named Executive Officer compensation performed for the Company since 2003. In performing its services, Ernst & Young interacted collaboratively with the Compensation Committee and the Company’s Executive Officers. Ernst & Young performed its services as follows:

•	It collected data from management regarding the Company’s organizational structure, position descriptions, compensation arrangements for the key employees, and analyzed retirement plan documents and financial/operating data.

•	It constructed a custom peer group of 17 publicly-traded real estate companies. These companies were believed by management and the Compensation Committee to be comparable to the Company in terms of industry focus, revenue size, historical and projected growth and/or performance and market capitalization, among other factors. The 17 companies in the 2006 peer group were:

Arden Realty, Inc.
BRE Properties, Inc.
Camden Property Trust
CarrAmerica Realty Corporation
CenterPoint Properties Trust
Colonial Properties Trust
Cousins Properties Incorporated
First Industrial Realty Trust, Inc.
Health Care Property Investors, Inc.	Health Care REIT, Inc.
Highwoods Properties, Inc.
LTC Properties, Inc.
Mack Cali Realty Corporation
Nationwide Health Properties, Inc.
Omega Healthcare Investors, Inc.
Shurgard Storage Centers, Inc.
Ventas, Inc.

•	It reviewed each of the peer group companies’ executive compensation programs, practices and amounts, including competitive levels of total direct compensation (base salary plus annual incentives plus long-term incentives) for the Named Executive Officers and competitive levels of shares reserved for executive compensation plans, annual share usage, beneficial ownership and type of equity programs employed.

•	It conducted a published survey analysis of competitive compensation levels for the Named Executive Officer positions, using data gathered from its published survey library.

•	It concluded that the Company’s compensation of its named executive officers generally trailed the median compensation levels of the peer group and reported its findings and observations to the Compensation Committee.

The Compensation Committee’s policy is to meet annually with the compensation consultant to discuss executive compensation trends. Historically, Ernst & Young has also provided services related to the compensation of the Company’s Board of Directors, but it did not provide such services during 2007.

Ernst & Young received total compensation of $6,150 for its services in 2007.

Components of Compensation

Annual Base Compensation.  Annual base compensation is determined by a market-based formula based upon the total cash compensation (including bonuses) paid by comparable companies for similar positions. The

Compensation Committee reviewed the Ernst & Young market compensation salary survey performed in 2006 as described above and found that annual cash compensation paid to the Named Executive Officers has been substantially less than cash compensation paid for similar positions within the peer group of companies surveyed.

In December 2006, based on the findings of Ernst & Young, the Compensation Committee determined annual base compensation for its Named Executive Officers for 2007 equal to the median (50th percentile) total cash compensation (including annual incentive bonuses) of comparable positions in the Ernst & Young peer group survey, and added a tenure adjustment to the median amount based on the officer’s length of service. The tenure adjustment is calculated as 1/20th of the difference between the median total cash compensation and the 75th percentile total cash compensation for the position for each year of the officer’s service to the Company. The Compensation Committee used the Ernst & Young 2006 peer group survey as a benchmark for annual base compensation for the Named Executive Officers for 2007 and 2008 and intends to do the same in 2009. Of the increase in annual base compensation for 2007 over 2006, twenty-five percent was paid to each Named Executive Officer in cash and seventy-five percent was paid in the form of a restricted stock grant having an eight-year vesting period. These restricted stock grants, in lieu of cash, allowed the Company to amortize the restricted stock value in accordance with accounting principles generally accepted in the United States versus recording the full amount to compensation expense in 2007.

In addition to the tenure-based salary adjustment discussed in the preceding paragraph, for 2008, annual base compensation for the Named Executive Officers has increased over the 2007 amounts by a 3% cost of living adjustment. Fifty percent of the difference between the annual base compensation for 2008, as compared with annual base compensation for 2006, will be paid in the form of a restricted stock grant and the remaining fifty percent of the difference will be paid in cash. For 2009, annual base compensation for the Named Executive Officers is expected to increase over the 2008 amounts by a cost of living adjustment. Twenty-five percent of the difference between the annual base compensation for 2009, as compared with annual base compensation for 2006, will be paid in the form of a restricted stock grant and the remaining seventy-five percent of the difference will be paid in cash. It is expected that the peer group survey will be performed again in 2009, the median and 75th percentile comparables will be re-calculated and each officer’s base compensation for 2010 will be adjusted based on the new information using the same methodology. For 2008, the base compensation of the Company’s Named Executive Officers have been set as follows:

	2008 Base Compensation
		# of	$ Value
		Shares of	of
		Restricted	Restricted
Named Executive Officer	Cash	Stock	Stock(1)	Total

David R. Emery	$809,426	10,897	$276,675	$1,086,101
Chairman of the Board and Chief Executive Officer
Scott W. Holmes	$472,330	5,357	$136,014	$608,344
Executive Vice President and Chief Financial Officer
John M. Bryant, Jr.	$393,465	4,582	$116,337	$509,802
Executive Vice President and General Counsel
B. Douglas Whitman, II	$350,109	4,073	$103,413	$453,522
Executive Vice President and Chief Operating Officer

(1)	Based on the market closing price of the Company’s common stock on December 31, 2007 of $25.39. These shares of restricted stock are subject to an eight-year vesting period.

While the Compensation Committee recognizes that determining base salaries based solely on market competitiveness data does not directly tie this component to the achievement of the Company’s overall measures of business success, it believes that having a cash compensation system which is completely market driven reduces the acrimony and politicization of the compensation process. The Company’s officer group is small enough that they should be totally focused on the Company’s performance. Officers who are not so focused are mentored or, if necessary, terminated. Moreover, the Compensation Committee views cash compensation as one element of overall compensation and not necessarily as the principal instrument to provide incentive to the officers.

Bonuses.  While the Company has not typically awarded cash bonuses to Named Executive Officers, it may do so at its discretion. The Compensation Committee believes that annual cash bonuses may not provide effective incentives to employees to further the Company’s long-term goals. As a result, the Company included bonus levels in peer companies in its base salary formula.

Stock Ownership.  The Compensation Committee believes that it is in the Company’s best interest to encourage all employees, especially the Named Executive Officers, to increase their equity position in the Company to promote share ownership and further align officer and shareholder interests. The Company, however, does not have any policies requiring minimum stock ownership of its Named Executive Officers or directors.

Awards under the Company’s incentive plans have reflected the Company’s evolving status into an operating entity with greater emphasis on managing and replacing a maturing portfolio by providing incentives to all of its officers who will direct their individual and collective efforts toward insuring the continued successful delivery of dividends to shareholders. The Compensation Committee also believes that by increasing and broadening the officers’ ownership stake in the Company, future awards under its incentive plans should be an effective tool in retaining this broader group of officers. The Compensation Committee periodically reviews the Company’s stock plans and retains the authority to make changes to those plans as deemed necessary. During 2007, the Company had three stock programs whereby its officers might be granted restricted shares of stock. The Company’s Long-Term Incentive Program, adopted on December 10, 2007, is comprised of two distinct features: the Salary Deferral Plan and the Performance Award Program. A third program, the Optional Restricted Stock Vesting Deferral Plan (the “Optional Deferral Plan”), allows an officer to further defer receipt of restricted shares awarded under the Salary Deferral Plan, the Performance Award Program, or any predecessor plans.

Salary Deferral Plan.  Under the Salary Deferral Plan, officers may elect to defer up to 40% of their base salary in the form of restricted shares of stock. The number of shares can be increased by a multiple of the deferred amount depending on the length of the vesting period selected by the officer. This program is designed to provide the Company’s officers with an incentive to remain with the Company long-term.

Performance Award Program.  The Long-Term Incentive Program was adopted under the 2007 Employees Stock Incentive Plan (the “2007 Incentive Plan”) and provides the Compensation Committee a framework for providing certain incentive grants under the 2007 Incentive Plan. Pursuant to the performance award provisions of the Long-Term Incentive Program, all officers, including the Named Executive Officers, can receive restricted shares of stock based upon an analysis of the Company’s performance under a set of criteria. The Company designates an amount each year to a memorandum account for each officer equal to 25% of the officer’s base salary, as defined in the 2007 Incentive Plan, for the current year. Restricted shares are issued from the available balance in the memorandum account based on the performance of the Company. If the Compensation Committee determines that the Company has not sufficiently performed against the measurement criteria, no shares are granted to the employees and the memorandum account balance continues to build up until when, or if, such performance measures are met. The Compensation Committee may grant performance awards in excess of the memorandum account when exceptional performance is demonstrated. No awards have been granted from the memorandum account balances since 2004.

The measurement criteria does not include the setting of performance targets in advance. Rather, the criteria provides a set of guidelines through which the Compensation Committee uses its discretion to review the performance of the Company and the efforts of the Named Executive Officers in past periods. The Compensation Committee believes that this system allows it the benefit of taking into account all relevant information, including market forces and events outside the control of the Named Executive Officers.

Awards may be granted to each officer upon the Compensation Committee’s determination and in its discretion and are subject to such vesting periods and requirements as the Compensation Committee determines. Management of the Company may annually propose performance awards under the Long-Term Incentive Program to the Compensation Committee.

If management proposes performance awards under the Long-Term Incentive Program, the proposal is required to include: the aggregate size and amount of the awards; a schedule of officers that are proposed to participate and the allocation of awards by officer; and an analysis of the Company’s performance for the previous year. The measurement of the Company’s performance is based on performance for the twelve month period ended September 30 and must include an analysis of the following criteria:

•	Portfolio performance, which must include an evaluation of occupancy, net operating income (“NOI”) improvement and asset management;

•	Investment performance, which must include an evaluation of the portfolio suitability, accretive effect and long-term attributes of investments;

•	Cash flow performance, which must include an evaluation of the Company’s FAD, FFO, FAD per share, FFO per share and cash flow from operations; and

•	Affordability, which must include an evaluation of the effects of the proposed awards on future earnings.

FFO, FAD and NOI are non-GAAP measures used by the Company as supplemental measures of performance because they provide an understanding of the operating performance of the Company’s properties without giving effect to certain significant non-cash items, primarily depreciation and amortization expense.

•	FFO represents net income (computed in accordance with generally accepted accounting principles), excluding net gains (or losses) on sales of real estate, plus real estate depreciation and amortization.

•	FAD represents net income (computed in accordance with generally accepted accounting principles), excluding net gains (or losses) on sales of real estate, plus total non-cash items included in cash flows from operating activities.

•	NOI is used to evaluate the operating performance of the Company’s properties. The Company defines NOI as total revenues, including tenant reimbursements and discontinued operations, less property operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments and interest expense.

In determining whether to grant performance awards under the Long-Term Incentive Program, the Compensation Committee will consider management’s proposals and analysis and any and all other information that the Committee deems relevant to its determination. The Compensation Committee has the sole discretion to accept, reject or modify management’s proposed awards. The Compensation Committee also has the discretion to designate an aggregate amount of awards for a group of officers other than the Named Executive Officers, to be allocated to individual officers at the discretion of the Chief Executive Officer.

As of January 31, 2008, no performance awards had been granted under the Long-Term Incentive Program. The aggregate balances of the memorandum accounts totaled $3,697,556 at December 31, 2007, of which $1,326,845 was attributable to the Named Executive Officers. The Company’s previous long-term incentive plan was superseded by the Long-Term Incentive Program. The memorandum account balances that existed in the previous plan were credited to the officers’ memorandum accounts under the Long-Term Incentive Program, which is included in the memorandum account balances at December 31, 2007 described above.

Optional Deferral Plan.  Under the Optional Deferral Plan, certain officers approved by the Compensation Committee may elect to extend the vesting period of certain restricted shares prior to the original vesting date. This incentive, which helps secure the officer’s allegiance to the Company, is also provided because the vesting period subjects the shares and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or who is terminated for cause from employment with the Company. Accordingly, if an officer voluntarily leaves or is terminated for cause, that officer would lose all such shares that had not yet vested.

In addition to the three stock programs mentioned above, all employees meeting minimum service requirements, including the Company’s officers, are eligible to purchase shares pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”). As further discussed under the heading “Grants of Plan-Based Awards” in the section entitled “EXECUTIVE COMPENSATION” beginning on page 23 of this Proxy Statement, each participant is granted an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock under the Purchase Plan.

Termination and Change-in-Control Arrangements

Under the terms of the Company’s compensation plans and its employment agreements with the Named Executive Officers, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change-in-control of the Company. The specific terms of these arrangements are discussed in this Proxy Statement beginning on page 27 under the heading “Termination and Change in Control Arrangements with Named Executive Officers” under the section entitled “POST-EMPLOYMENT COMPENSATION.” In the case of the employment agreements, the terms of these arrangements were agreed to after the course of arms-length negotiations with each Named Executive Officer. In considering the aggregate potential obligations of the Company in the context of the desirability to maintain the employment of these individuals, the Compensation Committee believes that these arrangements are appropriate under the Company’s current circumstances.

Perquisites

The Compensation Committee’s policy on the provision of executive perquisites with respect to the Named Executive Officers is to allow each of them to receive perquisites up to an amount equal to 10% of their annual base compensation. If the executive receives benefits that would otherwise be considered perquisites in excess of this amount (generally calculated based on the associated tax value), he is required to reimburse the Company the amount of such excess.

The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Company believes that such perquisites help the Company to retain its executive personnel and allows them to operate more effectively. These perquisites include:

Use of the Company’s aircraft for personal travel.  The Compensation Committee believes that allowing the Company’s Named Executive Officers to use Company aircraft for personal travel provides the officers with significant convenience, safety, and security at a relatively low incremental cost to the Company.

Supplemental life and disability insurance.  The Company also offers to its Named Executive Officers an opportunity to purchase supplemental term life insurance and supplemental disability insurance at the Company’s expense, subject to cost reimbursement pursuant to the perquisite policy discussed above.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Restricted stock issued under the 1993 and 2003 Employees Restricted Stock Incentive Plan and 2007 Incentive Plan and associated dividends are not subject to the performance-based compensation deduction under Section 162(m). Consequently, compensation expense in the amount of $5,608,063 in 2007 was not deductible. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations. The Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Retirement Benefits

The Company has an Executive Retirement Plan under which certain officers designated by the Compensation Committee may receive a specified percentage of the officer’s final average earnings. See the section entitled “POST-EMPLOYMENT COMPENSATION” beginning on page 26 of this Proxy Statement for details of the Executive Retirement Plan.

All Named Executive Officers are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($15,500 for 2007 and 2008). All eligible participants over the age of 50 may also contribute an additional $5,000 per year to the plan. The

Company provides a matching contribution for the first three percent of base salary contributed in the plan, up to a maximum of $2,800 per year per person.

Compensation of Non-Employee Directors

Compensation of non-employee directors is set by the Compensation Committee, based upon periodic peer reviews prepared by the Company, the findings of which are confirmed by Ernst & Young LLP and approved by the Committee.

Cash Compensation.  Each non-employee director receives an annual retainer and meeting fee, respectively, with chairpersons of Committees receiving additional annual retainers. See the section entitled “DIRECTOR COMPENSATION” beginning on page 30 of this Proxy Statement for a complete discussion of the cash compensation given to non-employee directors.

Stock Awards.  The Company awards non-employee directors an annual grant of 2,000 restricted shares of Company Common Stock. See the section entitled “DIRECTOR COMPENSATION” beginning on page 30 of this Proxy Statement for a complete discussion of the terms of the restricted shares granted to non-employee directors.

Retirement.  The Company has a retirement plan for outside directors under which eligible directors may receive upon normal retirement an annual payment for a period equal to the number of years of service as a director but not exceeding 15 years. See the section entitled “DIRECTOR COMPENSATION” beginning on page 30 of this Proxy Statement for a complete discussion of the retirement compensation given to non-employee directors.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Company management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Edwin B. Morris III (Chairman)
Charles Raymond Fernandez, M.D.
John Knox Singleton

EXECUTIVE COMPENSATION

The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers for the two years ending December 31, 2007.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total

David R. Emery	2007	$639,455	$0	$415,012	$5,492	$0	$1,411,138	$78,107	$2,549,204
Chairman of the Board	2006	$501,118	$0	$0	$5,009	$0	$737,032	$88,258	$1,331,417
and Chief Executive Officer
Scott W. Holmes	2007	$386,599	$0	$204,030	$5,492	$0	$96,648	$20,072	$712,841
Executive Vice President	2006	$223,011	$0	$224,301	$5,009	$0	$103,540	$—	$555,861
and Chief Financial Officer
J.D. Carter Steele(7)	2007	$351,332	$0	$89,020	$5,492	$0	$(286,153)	$1,265,121	$1,424,812
Senior Vice President	2006	$245,267	$0	$223,878	$5,009	$0	$114,576	$—	$588,730
and Chief Operating Officer
John M. Bryant, Jr.	2007	$288,399	$0	$238,572	$5,492	$0	$88,820	$—	$621,283
Executive Vice President	2006	$209,817	$0	$114,677	$5,009	$0	$79,380	$—	$408,883
and General Counsel
B. Douglas Whitman, II(8)	2007	$282,015	$0	$173,995	$5,492	$0	$71,204	$20,541	$553,247
Executive Vice President and Chief Operating Officer

(1)	Salary is net of salary deferrals shown in Note 2 below.

(2)	Represents the grant date fair value of restricted shares of Common Stock received pursuant to the 2007 Incentive Plan, the 2003 Employees Restricted Stock Incentive Plan (the “2003 Plan”) and the Optional Deferral Plan which are described in the Grants of Plan-Based Awards section below. The shares will fully vest if the Named Executive Officers remain employees of the Company for the full vesting period or they are terminated for any reason other than for cause or in the event of voluntary termination of employment. See Note 12 to the Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. The table below lists amounts included under the Stock Awards column that the Named Executive Officers have deferred under the 2007 Incentive Plan and the 2003 Plan, the corresponding equivalent Company match and the amounts deferred under the Optional Deferral Plan, including the corresponding Company match:

		Salary Deferral Plan
		Employee	Company	Base	Optional
		Elective	Matching	Compensation	Deferral Plan	Total Stock
Name	Year	Deferral Shares	Shares(a)	Stock Award	Shares	Awards

David R. Emery	2007	$0	$0	$415,012	$0	$415,012
	2006	$0	$0	$0	$0	$0
Scott W. Holmes	2007	$0	$0	$204,030	$0	$204,030
	2006	$95,576	$95,576	$0	$33,149	$224,301
J.D. Carter Steele	2007	$89,020	$0	$0	$0	$89,020
	2006	$105,115	$105,115	$0	$13,648	$223,878
John M. Bryant, Jr.	2007	$32,028	$32,027	$174,517	$0	$238,572
	2006	$52,454	$52,454	$0	$9,769	$114,677
B. Douglas Whitman, II	2007	$0	$0	$164,129	$9,866	$173,995

(a)	Determined in accordance with the restriction multiples as described below.

(3)	Represents the grant date fair value of 27-month options granted annually to all employees under the Purchase Plan to purchase $25,000 worth of Common Stock at a 15% discount. Amounts do not include dividends paid on any shares purchased pursuant to the Purchase Plan. See Note 12 to the Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K for assumptions relevant to the valuation of the option awards.

(4)	The Company did not have any non-equity incentive based compensation during the period covered by the table.

(5)	As set forth in the table below, represents (i) the increase in the present value of projected future pension plan benefit payments to Mr. Emery due to an additional year of service, compensation increases and the increase in value attributable to interest and (ii) amounts credited to memorandum accounts in the name of each officer under the 2007 Incentive Plan, which will either be awarded to the officer as a grant of restricted stock if the Company achieves certain goals or, with respect to the Named Executive Officers, as a cash award upon the officer’s retirement, death, disability or termination without cause or change in control:

			Change in Balance
		Change in Pension	of Memorandum
Name	Year	Plan Value	Account	Total Change

David R. Emery	2007	$1,251,274	$159,864	$1,411,138
	2006	$611,752	$125,280	$737,032
Scott W. Holmes	2007	$0	$96,648	$96,648
	2006	$0	$103,540	$103,540
J.D. Carter Steele	2007	$0	$(286,153)	$(286,153)
	2006	$0	$114,576	$114,576
John M. Bryant, Jr.	2007	$0	$88,820	$88,820
	2006	$0	$79,380	$79,380
B. Douglas Whitman, II	2007	$0	$71,204	$71,204

(6)	Includes other compensation, benefits and perquisites which in the aggregate exceed $10,000. Additionally, the chart below illustrates for each officer the amounts which separately exceed the $10,000 reportable threshold:

		Personal	Additional
		Use of	Life/	Other De
		Company	Disability	Minimis	Total All Other
Name	Year	Airplane(a)	Insurance(b)	Items(c)	Compensation

David R. Emery	2007	$61,447	$14,740	$1,920	$78,107
	2006	$70,358	$14,740	$3,160	$88,258
Scott W. Holmes	2007	$20,072	$—	$—	$20,072
	2006	$—	$—	$—	$—
J.D. Carter Steele	2007	$8,967	$—	$—	$1,265,121	(d)
	2006	$—	$—	$—	$—
John M. Bryant, Jr.	2007	$—	$—	$—	$—
	2006	$—	$—	$—	$—
B. Douglas Whitman, II	2007	$14,302	$—	$6,239	$20,541

(a)	Represents the total flight hours attributed to the Named Executive Officer’s use of the Company’s airplane for personal reasons, multiplied by the Company’s incremental cost rates for 2007 and 2006 of $1,892/hour and $1,742/hour, respectively.

(b)	Represents life insurance policies paid on behalf of the officer not available to all other employees.

(c)	Represents other benefit payments, such as amounts paid on behalf of officer for tax preparation services and employer matching contributions on behalf of the officer pursuant to the Company’s 401(k) plan.

(d)	Includes vesting of 25,406 shares of restricted stock totaling $970,001 and payout of the balance of the memorandum account of $286,153 upon retirement and $8,967 for use of the Company’s airplane for personal reasons, multiplied by the Company’s incremental cost rate for 2007 of $1,892/hour.

(7)	Retired effective March 1, 2007. The 2007 salary includes post-retirement consulting fees of $291,985 earned during 2007 but after the date of retirement.

(8)	Mr. Whitman became an executive officer in 2007 and was appointed to his current position, Executive Vice President and Chief Operating Officer, effective March 1, 2008. Accordingly, no information is presented concerning Mr. Whitman’s compensation prior to 2007.

Grants of Plan-Based Awards

The Company has one plan under which performance-based awards may be made to its officers. All of the Company’s officers, including the Named Executive Officers, are eligible to receive performance-based compensation under the 2007 Incentive Plan, under which shares of Common Stock can be issued based upon the Company’s performance. The 2007 Incentive Plan is comprised of two distinct programs, the Salary Deferral Plan and the Long-Term Incentive Program both of which are discussed beginning on page 16 of this Proxy Statement. The 2007 Incentive Plan superseded the 2003 Plan. However, the memorandum account balances under the 2003 Plan were carried forward to the 2007 Incentive Plan.

The following table supplements the Summary Compensation Table by providing more detailed disclosure of equity compensation received by the Named Executive Officers during 2007 and the total memorandum account balances as of December 31, 2007.

								All Other	All Other
								Stock	Option
		Estimated Future Payouts						Awards:	Awards:	Exercise
		under Non-Equity			Estimated Future Payouts under Equity			Number of	Number of	or Base
		Incentive Plan Awards			Incentive Plan Awards			Shares of	Securities	Price of	Full Grant
			Target	Maximum		Target	Maximum	Stock or	Underlying	Option	Date Fair
	Grant	Threshold	($) or	($) or (#)	Threshold	($) or	($) or (#)	Units (#)	Options	Awards	Value of
Name	Date	($) or (#)	(#)	(1)	($) or (#)	(#)	(2)	(3)	(#)(4)	($/Sh)(5)	Award

David R. Emery	1/1/07			—		—			632	$33.61	$5,492
	5/15/07							12,711			$415,012
							$476,426
Scott W. Holmes	1/1/07			—		—			632	$33.61	$5,492
	5/15/07							6,249			$204,030
							$357,342
J.D. Carter Steele(6)	1/1/07			—		—			632	$33.61	$5,492
	1/1/07							2,251			$89,020
							$0
John M. Bryant, Jr.	1/1/07			—		—			632	$33.61	$5,492
	1/1/07							1,620			$64,055
	5/15/07			—		—		5,345			$174,517
							$284,972
B. Douglas Whitman, II	1/1/07								632	$33.61	$5,492
	3/1/07			—		—		228			$9,866
	5/15/07							5,027			$164,129
							$208,105

(1)	The Company did not award non-equity incentive based compensation during the period covered by the table.

(2)	Represents the total accumulated balance in the Long-Term Incentive Program’s memorandum accounts. Release of the total accumulated balance for the officers listed will occur as previously described in the paragraphs above. The memorandum account balances from the Company’s previous long-term incentive plan were credited to the memorandum account balances under the Long-Term Incentive Program.

(3)	As set forth in the table below, represents restricted shares of Common Stock issued in 2007 pursuant to both the Optional Deferral Plan and the 2007 Incentive Plan.

	Salary Deferral Plan		Base
		Company	Compensation	Optional	Total
	Employee Elective	Matching	Stock Award	Deferral Plan	Stock
Name	Deferral Shares	Shares(a)	Shares	Shares	Awards

David R. Emery	0	0	12,711	0	12,711
Scott W. Holmes	0	0	6,249	0	6,249
J.D. Carter Steele	2,251	0	0	0	2,251
John M. Bryant, Jr.	810	810	5,345	0	6,965
B. Douglas Whitman, II	0	0	5,027	228	5,255

(a)	Determined in accordance with the restriction multiples described below.

(4)	Represents stock options granted during 2007 pursuant to the Purchase Plan.

(5)	Based on the closing price of $39.54 share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2006. If exercised, the option price will be the lesser of 85% of the grant price or 85% of the market closing price on the date of exercise.

(6)	Retired effective March 1, 2007.

Pursuant to the Salary Deferral Plan, officers may elect to defer receipt of cash up to 40% of their base salary in the form of shares of restricted stock. The officer must elect his or her participation level and vesting period for the coming year by the end of the current fiscal year. The restricted shares, granted on January 1 of each year, are priced on the closing market price of the Company’s Common Stock on the last trading day of the year preceding the year in which the shares are issued. Pursuant to the Salary Deferral Plan, the number of shares can be increased by a multiple of the deferred amount depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple

3 years	1.3
5 years	1.5
8 years	2.0

This program is designed to provide the Company’s officers with an incentive to remain with the Company long-term. The vesting period subjects the shares obtained by the cash deferral and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or who is terminated for cause from employment with the Company. Accordingly, if an officer voluntarily leaves or is terminated for cause, that officer would lose all such shares that had not yet vested.

Certain officers approved by the Compensation Committee are eligible to receive non-performance equity awards under the Company’s Optional Deferral Plan. Under the Optional Deferral Plan certain officers may elect to extend the vesting period of certain restricted shares prior to their original vesting date. An officer who elects to extend the vesting date of his shares will receive additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Extended Period	Extension Multiple

3 years	1.3
5 years	1.5
8 years	2.0

This incentive, which helps secure the officer’s allegiance to the Company, is also provided because the vesting period subjects the shares and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or who is terminated for cause from employment with the Company. Accordingly, if an officer voluntarily leaves or is terminated for cause, that officer would lose all such shares that had not yet vested.

In addition, eligible employees, are granted an option to purchase shares pursuant to the Purchase Plan. Each participant is granted an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock. The number of shares is determined by dividing $25,000 by the closing market price of the Company’s Common Stock on December 31 of the preceding year. Participants may purchase shares at a price equal to the lesser of (i) 85% of the grant price or (ii) 85% of the closing market price of the Company’s Common Stock on the purchase date. No option can be exercised for more than $25,000 worth of Common Stock for the life of the option. Each option expires 27 months after it is granted.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses the number of securities underlying options and the number and market-based value of restricted shares outstanding that have not vested as of December 31, 2007.

						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
	Option Awards							Awards:	Market
			Equity					Number	or Payout
			Incentive			Number		of	Value of
			Plan			of		Unearned	Unearned
			Awards:			Shares	Market	Shares,	Shares,
	Number of	Number of	Number of			or Units	Value of	Units or	Units or
	Securities	Securities	Securities			of Stock	Shares or	other	Other
	Underlying	Underlying	Underlying			That	Units of	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	Have	Stock That	That	That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price	Date	Vested	Vested(1)	Vested (#)(2)	Vested ($)(3)

David R. Emery	751	0	0	$28.28	4/1/08
	632	0	0	$33.61	4/1/09
						786,468	$19,968,423
									$476,426

Scott W. Holmes	751	0	0	$28.28	4/1/08
	632	0	0	$33.61	4/1/09
						29,652	$752,864
									$357,342

J.D. Carter Steele(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

John M. Bryant, Jr.	751	0	0	$28.28	4/1/08
	632	0	0	$33.61	4/1/09
						17,167	$435,870
									$284,972

B. Douglas Whitman, II	163	0	0	$28.28	4/1/08
	632	0	0	$33.61	4/1/09
						7,340	$186,363
									$208,105

(1)	Based on the closing price per share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2007 of $25.39.

(2)	A single estimated payout in shares granted is not determinable under the 2007 Incentive Plan.

(3)	Represents the total accumulated balance in the Long-Term Incentive Program’s memorandum accounts as of December 31, 2007.

(4)	Retired effective March 1, 2007.

Option Exercises and Stock Vested for 2007

The following table shows the amounts received by the Named Executive Officers upon the exercise of options or the vesting of restricted stock during the most recent fiscal year.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	Upon Exercise	Acquired on Vesting	Upon Vesting

David R. Emery	0	$0	0	$0
Scott W. Holmes	0	$0	0	$0
J.D. Carter Steele(1)	0	$0	25,406	$970,001
John M. Bryant, Jr.	0	$0	0	$0
B. Douglas Whitman, II	588	$2,452	0	$0

(1)	Retired effective March 1, 2007.

POST-EMPLOYMENT COMPENSATION

Retirement Plan Potential Annual Payments and Benefits

The Company has an Executive Retirement Plan in which currently only Mr. Emery and three other founding non-executive officers of the Company have been designated to participate. The Executive Retirement Plan is an unfunded, defined benefit plan in that the amount of a retiree’s pension is calculated using compensation and years of service as an employee, rather than by the market value of the plan’s assets as in defined contribution plans.

Under the Executive Retirement Plan, an officer designated to participate by the Compensation Committee may receive upon normal retirement (defined to be when the officer reaches age 65 and has completed five years of service with the Company) an amount equal to 60% of the officer’s Final Average Annual Compensation, as defined below, plus 6% of Final Average Annual Compensation for each year of service (but not more than five years) after age 60. Plan benefits are reduced by certain other retirement benefits received by the officer, such as Social Security and the Company’s contributions to the participant’s 401(k) plan. “Final Average Compensation,” calculated as the average of the officer’s highest three, not necessarily consecutive, years’ earnings, is based upon annual cash compensation, including deferrals (but not including incentive-based stock awards or cash bonuses for officers whose annual salary exceeds $200,000).

The annual pension benefits are to be paid in monthly installments over a period not to exceed the greater of the life of the retired officer or his or her surviving spouse. Assuming the officers currently eligible for retirement retire at the normal retirement date, the Company would begin making benefit payments (other than the $84,000 currently being paid annually to one officer who has retired from the Company) of approximately $1.2 million per year, based on assumptions at December 31, 2007, which would increase annually based on CPI. Rather than receiving monthly payments, the retiring officer has the option to request a lump sum retirement payment, equal to the present value of the total expected payments.

The following table discloses the material terms and estimated benefits payable to David R. Emery under the Company’s Executive Retirement Plan:

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name(1)	(#)	($)	($)

David R. Emery	Executive Retirement Plan	15	$10,010,655	$0

(1)	See Note 11 to the Consolidated Financial Statements contained in the Company’s 2007 Annual Report on Form 10-K for the terms of the Executive Retirement Plan.

Nonqualified Deferred Compensation Plan

The Company designates an amount each year to a memorandum account for each officer equal to 25% of the officer’s base salary for the current year. The amount credited under these memorandum accounts may either be released as an equity award under the terms of the Long-Term Incentive Program or as a cash award upon the officer’s retirement, death, disability, termination without cause, or change in control, whether or not the targets had been achieved at that time.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Aggregate Balance
Name	Last FY ($)	Last FY ($)(1)	in Last FY ($)	Distributions ($)	at Last FYE ($)(1)

David R. Emery	$0	$159,864	$0	$0	$476,426
Scott W. Holmes	$0	$96,648	$0	$0	$357,342
J.D. Carter Steele	$0	$0	$0	$286,153	$0
John M. Bryant, Jr.	$0	$88,820	$0	$0	$284,972
B. Douglas Whitman, II	$0	$71,204	$0	$0	$208,105

(1)	Represents amounts credited to the 2007 Incentive Plan’s Long-Term Incentive Program memorandum accounts in the name of each Named Executive Officer.

401(k) Plan

All eligible employees may participate and receive post-employment compensation under a 401(k) plan, pursuant to which each employee may contribute up to 45% of his salary, to an annual maximum of $15,500. As these contributions are made by the employees out of their respective cash salaries, such contributions do not appear in the Summary Compensation Table as additional compensation for the Named Executive Officers. Additionally, participants in the 401(k) plan receive matching contributions from the Company of up to 3% of their salary, to an annual maximum of $2,800. Where applicable, the matching contributions are included in the All Other Compensation section of the Summary Compensation Table.

Termination and Change in Control Arrangements with Named Executive Officers

David R. Emery

Mr. Emery’s employment agreement, pursuant to which he serves as Chairman of the Board and Chief Executive Officer of the Company, has a one-year term that is automatically extended on January 1 of each year for an additional year. If Mr. Emery’s employment agreement is terminated for any reason other than for cause or upon Mr. Emery’s voluntary termination, he is entitled to receive his unpaid salary, earned bonus, vested, released, granted, or reserved stock awards, vested deferred compensation, including the full release of his memorandum account under the 2007 Incentive Plan (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits accrued through the date of termination. In addition, if a termination “not for cause” occurs, Mr. Emery will receive as severance compensation his base salary for a period of three years following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination. Mr. Emery may elect to receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day treasury bill interest rate in effect on the date of delivery of such election notice).

If a “change-in-control” (as defined in the employment agreement) occurs, Mr. Emery may terminate his agreement and receive his accrued base salary and other benefits described above through the remaining term of the agreement and an amount equal to three times his average annual bonus during the two years immediately preceding the termination. Mr. Emery would also receive as severance compensation his base salary for a period of five years following the date of termination and may elect to receive from the Company the present value of such payments as a lump sum severance payment (calculated as provided above), which may not be less than three times his base salary. In such event, Mr. Emery is entitled to receive a tax gross-up payment as compensation for any excise tax imposed by Section 280(g) of the Internal Revenue Code which would be required to be paid.

The Company may terminate Mr. Emery’s agreement for “cause,” which is defined to include acts of dishonesty on Mr. Emery’s part constituting a felony which has resulted in material injury to the Company and which is intended to result directly or indirectly in substantial gain or personal enrichment to Mr. Emery at the expense of the Company or Mr. Emery’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of Mr. Emery’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

Mr. Emery’s agreement may also be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery’s death or disability, Mr. Emery (or his estate) shall receive his unpaid salary, earned bonus, vested, released, granted or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery’s employment agreement contains restrictive covenants pursuant to which Mr. Emery has agreed not to compete with the Company during the period of Mr. Emery’s employment and any period following termination of his employment during which he is receiving severance payments except in the event of a change-in-control of the Company.

Other Executive Officers

The Company’s other officers — Scott W. Holmes, Executive Vice President and Chief Financial Officer; John M. Bryant, Jr., Executive Vice President and General Counsel; and B. Douglas Whitman, II, Executive Vice President and Chief Operating Officer — have employment agreements with the Company. If an employment agreement is terminated for any reason other than for cause or upon the officer’s voluntary termination, he is entitled to receive his unpaid salary, earned bonus, vested, released, granted, or reserved stock awards, vested deferred compensation, including the full release of his memorandum account under the 2007 Incentive Plan (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits through the date of termination. In addition, if a termination “not for cause” occurs, the officer will receive as severance compensation his base salary for a period of 18 months following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination.

If a “change-in-control” (as defined in the employment agreement) occurs, the officer may terminate his agreement and receive his accrued base salary and other benefits described above through the termination date, an amount equal to 1.5 times his base salary through the remaining term of the agreement, and an amount equal to two times his average annual bonus during the two years immediately preceding the termination. Each officer may elect to receive from the Company the present value of such payment (calculated in the same manner as for Mr. Emery) as a lump sum severance payment, which may not be less than 1.5 times the base salary. In such event, the officer is entitled to receive a tax gross-up payment as compensation for any excise tax imposed by Section 280(g) of the Internal Revenue Code which would be required to be paid.

The Company may terminate the officer’s agreement for “cause,” which is defined to include material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or the officer’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of the officer’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

Each agreement may also be terminated if the officer dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of the officer’s death or disability, the officer (or his estate) shall receive his unpaid salary, earned bonus, vested, released, granted or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if the officer becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify each of the officers for certain liabilities arising from actions taken within the scope of his employment. Each employment agreement contains restrictive covenants pursuant to which such officer has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments except in the event of a change-in-control of the Company.

The tables below illustrate the compensation that would be received by each of the Named Executive Officers in the event of termination as of December 31, 2007.

David R. Emery	Voluntary	Not for Cause	Change-in-	Death or
Chairman of Board and Chief Executive Officer	Termination	Termination	Control	Disability	Retirement

Cash Severance Benefit(1)	$0	$1,918,365	$3,197,276	$0	$0
Accrued Vacation Pay	$98,378	$98,378	$98,378	$98,378	$98,378
Retirement Plan Benefits(4)	$0	$10,010,655	$10,010,655	$10,010,655	$10,010,655
Accelerated Release of 2007 Incentive Plan set-aside(3)	$0	$476,426	$476,426	$476,426	$476,426
Accelerated Vesting of Restricted Stock(2)	$0	$19,968,423	$19,968,423	$19,968,423	$19,968,423
Potential Excise Tax Gross-Up	$0	$0	$2,355,695	$0	$0

Total Value of Payments	$98,378	$32,472,247	$36,106,853	$30,553,882	$30,553,882

Scott W. Holmes	Voluntary	Not for Cause	Change-in-	Death or
Executive Vice President and Chief Financial Officer	Termination	Termination	Control	Disability	Retirement

Cash Severance Benefit(1)	$0	$579,899	$579,899	$0	$0
Accrued Vacation Pay	$29,738	$29,738	$29,738	$29,738	$29,738
Retirement Plan Benefits	$0	$4,200	$2,800	$0	$0
Accelerated Release of 2007 Incentive Plan set-aside(3)	$0	$357,342	$357,342	$357,342	$357,342
Accelerated Vesting of Restricted Stock(2)	$0	$752,864	$752,864	$752,864	$752,864
Potential Excise Tax Gross-Up	$0	$0	$118,307	$0	$0

Total Value of Payments	$29,738	$1,724,043	$1,840,950	$1,139,944	$1,139,944

J.D. Carter Steele(5)	Voluntary	Not for Cause	Change-in-	Death or
Senior Vice President and Chief Operating Officer	Termination	Termination	Control	Disability	Retirement

Cash Severance Benefit	N/A	N/A	N/A	N/A	N/A
Accrued Vacation Pay	N/A	N/A	N/A	N/A	N/A
Retirement Plan Benefits	N/A	N/A	N/A	N/A	N/A
Accelerated Release of 2007 Incentive Plan set-aside	N/A	N/A	N/A	N/A	N/A
Accelerated Vesting of Restricted Stock	N/A	N/A	N/A	N/A	N/A
Potential Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
Total Value of Payments	N/A	N/A	N/A	N/A	N/A

John M. Bryant, Jr.	Voluntary	Not for Cause	Change-in-	Death or
Executive Vice President and General Counsel	Termination	Termination	Control	Disability	Retirement

Cash Severance Benefit(1)	$0	$480,665	$480,655	$0	$0
Accrued Vacation Pay	$22,186	$22,186	$22,186	$22,186	$22,186
Retirement Plan Benefits	$0	$4,200	$2,800	$0	$0
Accelerated Release of 2007 Incentive Plan set-aside(3)	$0	$284,972	$284,972	$284,972	$284,972
Accelerated Vesting of Restricted Stock(2)	$0	$435,870	$435,870	$435,870	$435,870
Potential Excise Tax Gross-Up	$0	$0	$84,105	$0	$0

Total Value of Payments	$22,186	$1,227,893	$1,310,588	$743,028	$743,028

B. Douglas Whitman, II	Voluntary	Not for Cause	Change-in-	Death or
Executive Vice President and Chief Operating Officer	Termination	Termination	Control	Disability	Retirement

Cash Severance Benefit(1)	$0	$669,216	$669,216	$0	$0
Accrued Vacation Pay	$21,693	$34,319	$34,319	$21,693	$21,693
Retirement Plan Benefits	$0	$4,200	$2,800	$0	$0
Accelerated Release of 2007 Incentive Plan set-aside(3)	$0	$208,105	$208,105	$208,105	$208,105
Accelerated Vesting of Restricted Stock(2)	$0	$186,363	$186,363	$186,363	$186,363
Potential Excise Tax Gross-Up	$0	$0	$74,458	$0	$0

Total Value of Payments	$21,693	$1,102,203	$1,175,261	$416,161	$416,161

(1)	This represents the base annual salary at December 31, 2007, payable in equal semi-monthly installments over a period of not less than eighteen and not longer than sixty months, as outlined in the sections above. In certain events, the Officer would have the option of taking the payments in the form of a present valued lump sum.

(2)	Based upon the closing price of a share of Common Stock on the New York Stock Exchange, Inc. on December 31, 2007 of $25.39.

(3)	Based upon the ending balance at December 31, 2007 of amounts designated to the employee’s Long-Term Incentive Program memorandum account maintained under the 2007 Incentive Plan.

(4)	In accordance with the Executive Retirement Plan, amount reflects the present value at December 31, 2007 of potential future annual benefit payments based upon the officer selecting early retirement.

(5)	J.D. Carter Steele retired from the Company effective March 1, 2007. Mr. Steele received an aggregate of $1.8 million pursuant to his retirement arrangement with the Company. This amount is comprised of the value related to the acceleration of vesting of restricted stock, cash and health benefits.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for their services as directors. David R. Emery is the only employee director on the Company’s Board. Each non-employee director receives the following compensation from the Company:

•	An annual retainer of $24,000 (the chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance Committee receive additional annual retainers of $10,000, $8,000 and $6,000, respectively);

•	A meeting fee of $1,000 for each Board or committee meeting attended, including any telephonic meeting that lasts more than one hour; and

•	An annual grant of 2,000 restricted shares of Company Common Stock.

Stock Awards

Each non-employee director receives an automatic grant of 2,000 restricted shares of the Company’s Common Stock at the conclusion of each annual meeting which are restricted for three years from the date of grant. Such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors shall have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares. As of January 31, 2008, non-employee directors had received an aggregate of 59,173 restricted shares, of which 40,000 shares remain restricted.

Retirement Plan

The Company has a Retirement Plan for Outside Directors under which a non-employee director may receive upon normal retirement (defined to be when the director reaches age 65 and has completed at least five years of service as a director) payment annually, for a period equal to the number of years of service as a director (but not to exceed 15 years), an amount equal to the director’s annual retainer and meeting fee compensation for the plan year immediately preceding retirement from the Board of Directors. Currently this amount would range between $35,000 and $49,000, based upon the 2007 plan year. Such benefit payments are to be made to the retired director, his or her beneficiary, or his or her estate in equal quarterly installments for the duration of the applicable payment period. The beneficiary or estate of a director whose death precedes his or her retirement will receive benefits as if the director had retired from the Board of Directors on the day before his or her death.

Director Compensation Table

The following table sets forth the 2007 annual compensation for non-employee directors:

	Fees
	Earned or			Non-Equity	Change in
	Paid in	Stock	Option	Incentive Plan	Pension	All Other
	Cash	Awards	Awards	Compensation	Value	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Batey M. Gresham, Jr.	$40,000	$65,300	$0	$0	$24,957	$—	$130,257
Dan S. Wilford(1)	$39,000	$65,300	$0	$0	$32,075	$—	$136,375
Charles Raymond Fernandez, M.D.	$35,000	$65,300	$0	$0	$34,424	$—	$134,724
Errol L. Biggs, Ph.D.	$43,000	$65,300	$0	$0	$18,113	$—	$126,413
Bruce D. Sullivan(1)	$49,000	$65,300	$0	$0	$16,034	$—	$130,334
Marliese E. Mooney	$37,000	$65,300	$0	$0	$28,270	$—	$130,570
Edwin B. Morris III(1)	$43,000	$65,300	$0	$0	$22,073	$—	$130,373
John Knox Singleton	$35,000	$65,300	$0	$0	$21,542	$—	$121,842

(1)	Includes fees associated with chairing a Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to establishing the compensation elements described above, the Company has adopted a related party transaction policy to further the goals of the executive compensation program.

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.

Under this policy, no transaction between the Company and an officer, director or five percent stockholder (including any immediate family member or controlled entity) shall be allowed unless:

•	the Corporate Governance Committee has approved the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by the Compensation Committee.

No such approval is necessary for:

•	transactions available to all employees generally; or

•	transactions involving less than $5,000 when aggregated with all similar transactions.

The Board of Directors has determined that the Corporate Governance Committee of the Board is best suited to review and approve related party transactions. Accordingly, at each calendar year’s first regularly scheduled Corporate Governance Committee meeting, management shall report any related party transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Corporate Governance Committee shall approve or disapprove such transactions and, at each subsequently scheduled meeting, management shall update the Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.

The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a related party, such opportunity shall be presented to the Corporate Governance Committee for consideration.

All related party transactions will be disclosed in the Company’s applicable federal securities law filings. Furthermore, all related party transactions shall be disclosed to the full Board of Directors.

Management shall assure that all related party transactions are approved in accordance with any requirements of the Company’s financing agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, the following directors served on the Compensation Committee of the Board of Directors: Edwin B. Morris III (chairman); Charles Raymond Fernandez, M.D.; Batey M. Gresham, Jr.; and John Knox Singleton. There are no interlocks among the members of the Compensation Committee.

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2008

The Proxy Statement and the Company’s 2007 Annual Report to Shareholders are available at http://www.healthcarerealty.com/2007ProxyMaterials.htm. Although new Securities and Exchange Commission rules allow issuers to furnish proxy materials to their shareholders on the Internet, you have the right to instruct the Company to provide all future solicitations to you by mail or e-mail. The Company will honor this request until you withdraw it.

Shareholder Proposals for 2009 Annual Meeting

Shareholder proposals intended to be presented at the 2009 annual meeting of shareholders must comply with the SEC’s proxy rules, be stated in writing and be received by the Company at its executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 not earlier than November 3, 2008 nor later than December 3, 2008, in order to be included in the Proxy Statement and proxy for that meeting. Additionally, the proxy for next year’s annual meeting will confer discretionary authority to vote on any shareholder proposal which the Company receives notice of later than the close of business on December 3, 2008.

Counting of Votes

All matters specified in this Proxy Statement will be voted on at the annual meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock outstanding, the shares of Common Stock represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of a plurality or of “votes cast.”

Miscellaneous

The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. The Company has retained The Altman Group, Inc. to aid in the solicitation. For its services, the Company will pay The Altman Group, Inc. a fee of $5,000 and reimburse it for certain out-of-pocket disbursements and expenses. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

A copy of the Company’s Annual Report has been mailed to all shareholders entitled to notice of and to vote at this meeting.

HEALTHCARE REALTY TRUST INCORPORATED

David R. Emery
Chairman and Chief Executive Officer

April 2, 2008

1188-PS-08

Healthcare Realty Trust Incorporated
COMMON STOCK PROXY
HEALTHCARE REALTY TRUST INCORPORATED
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2008. The Proxy Statement and the Company’s 2007 Annual Report to Shareholders are available at http://www.healthcarerealty.com/2007ProxyMaterials.htm.
     The undersigned hereby appoints Rita H. Todd and John M. Bryant, Jr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 13, 2008, at 10:00 a.m., and at any adjournment thereof.
     This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named below and (b)  FOR the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm, and (c) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.
1.  Election of Class 3 Directors:

	For	Withhold		For	Withhold		For	Withhold
01-David R. Emery	☐	☐	02-Batey M. Gresham, Jr.	☐	☐	03-Dan S. Wilford	☐	☐
(Continued and to be dated and signed on reverse side)

2.  Proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm.
                              ☐ FOR            ☐ AGAINST             ☐ ABSTAIN

3.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Date:

Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.